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Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               4/23/07
bfinneran@statebankofli.com                                                         (516) 465 - 2251

State Bancorp, Inc. Reports First Quarter Earnings

New Hyde Park, N.Y., April 23, 2007 - State Bancorp, Inc. (NASDAQ - STBC), parent company of State Bank of Long Island, today reported earnings for the three months ended March 31, 2007 of $1.7 million versus $2.8 million a year ago. This decline resulted primarily from a reduction in net interest income coupled with an increase in the provision for loan and lease losses during 2007. Financial performance highlights for the March 2007 year to date period are as follows:
•	Diluted earnings per common share were $0.13 in the first quarter of 2007 versus $0.24 in 2006;
•	Average loans and leases outstanding increased by 10% to $995 million;
•	Average core deposits totaled $940 million or 61% of total deposits in 2007 versus $1 billion or 71% of total deposits in 2006;
•	Provision for loan and lease losses increased by $982 thousand in the first quarter of 2007 versus 2006;
•	Non-accrual loans and leases totaled $9 million (0.9% of loans and leases outstanding) at March 31, 2007 and $5 million (0.5% of loans and leases outstanding) at March 31, 2006.
•	Net interest margin declined to 3.68% in the first quarter of 2007 from 4.06% in the comparable 2006 period and 3.78% in the fourth quarter of 2006;
•	Returns on average assets and stockholders’ equity were 0.41% and 6.66%, respectively, in the first quarter of 2007 and 0.69% and 19.13% in 2006, respectively;
•	Tier I leverage capital ratio increased to 6.32% in the first quarter of 2007 versus 4.37% in 2006; and
•	Non-interest income declined by 8.1% during the first quarter of 2007 versus 2006.
•	Total operating expenses decreased 0.5% to $11.8 million in the first quarter of 2007 versus 2006.

Earnings Summary for the Quarter Ended March 31, 2007
Net interest income contracted by $431 thousand (down 2.9%) to $14.6 million in 2007 as the result of a 38 basis point decline in the Company’s net interest margin to 3.68% in 2007. The decline in the Company’s net interest margin was due primarily to the interest rate environment prevailing in 2007, marked by an inverted yield curve, which continued to provide significant challenges for management throughout the first quarter. Partially offsetting the narrower margin was a 7% increase in average interest-earning assets, primarily loans and leases. Growth in commercial loans, commercial mortgages, installment loans and leases resulted in a 10% increase in average loans and leases outstanding to $995 million during the first quarter of 2007 versus 2006. The average investment portfolio contracted by 3% to $522 million during the first quarter of 2007, principally due to declines in municipal and government agency securities. Funding the growth in interest-earning assets was a 9% increase in average total deposits. Driving the growth in average deposits were increases in retail (up $190 million) and jumbo CDs (up $9 million). Average core deposit balances (demand, savings, money fund and Super NOW deposits) declined by $76 million in the first quarter of 2007 to $940 million. Core deposit balances provide low-cost funding (average cost of 2.05% in 2007) that allows the Company to reduce its dependence on higher-cost borrowed funds. The Company’s fully taxable equivalent (FTE) net interest margin narrowed to 3.68% during the first quarter of 2007 from 4.06% a year ago. This decline resulted from an 86 basis point increase in the Company’s cost of funds, principally due to competitive liability pricing pressure coupled with a shift in the funding mix from core deposits to CDs. This higher cost of funds was offset somewhat by a 48 basis point increase in the Company’s earning asset yield to a weighted average rate of 6.97% in the March 2007 year to date period. The higher asset yield resulted from the impact of higher rates and growth in loans and leases during the past year.
The provision for loan and lease losses increased by $982 thousand to $1.6 million during the first quarter of 2007 versus 2006 as a result of higher net charge-offs and an increase in non-performing assets in 2007, primarily related to one commercial loan relationship with an outstanding balance of $7 million that was added to non-accrual status at the close of the quarter ended March 31, 2007.
Non-interest income decreased by 8.1% to $1.4 million principally as the result of declines in other operating income and service charges on deposit accounts. Other operating income declined by 22.2% during the first quarter of 2007 versus 2006 as the result of reductions in several categories, most notably financial products fees, mortgage loan sale fees and foreign exchange fees. Service charges on deposit accounts fell by 5.8% primarily due to a reduction in overdraft fee income in 2007 versus 2006.
Total operating expenses decreased by 0.5% to $11.8 million during the first quarter of 2007 when compared to last year. The principal reason for this decline was a $2.0 million reduction in legal expenses related to the Island Mortgage Network (“IMN”) litigation. As reported in the Company’s Form 8-K filing with the Securities and Exchange Commission (“SEC”) on January 30, 2007, the Company announced the signing of a final settlement agreement with HSA Residential Mortgage Services of Texas (“RMST”) in connection with the previously reported warehouse lender litigation related to IMN. The financial impact of the settlement was recorded by the Company during the fourth quarter of 2006. No IMN-related legal expenses were recorded in the first quarter of 2007. Expenses associated with the January 2006 IMN trial are included in the results for the first quarter of 2006 and account for the decrease in legal expenses in the first quarter of 2007 versus 2006. Salaries and other employee benefits expenses increased during the first quarter of 2007 by 22.1% versus the comparable 2006 period. This increase resulted primarily from growth in staff, normal salary adjustments and a higher level of incentive compensation expense in 2007, primarily the result of a significant accrued expense reversal in last year’s first quarter related to 2005 executive officer bonuses when the Board determined in March 2006 that no such bonuses would be paid. Higher costs related to equity compensation and 401(k) and ESOP contributions in 2007 also contributed to the growth in this category. Occupancy expenses increased by 6.1% due to higher rental, utility and building depreciation costs. Marketing and advertising expenses increased by 33.1% as the result of ongoing corporate branding efforts. Other operating expenses increased by 29.1% to $1.6 million during 2007 as the result of increases in consulting fees, director-related expenses and telecommunications expenses coupled with a tax refund recorded in 2006 resulting from a successful certiorari proceeding related to a foreclosed property formerly owned by the Company. Despite the decline in total operating expenses, the Company’s operating efficiency ratio increased to 73.0% in the first quarter of 2007 versus 70.9% in 2006 due to lower levels of net interest income and non-interest income in 2007.
Income tax expense decreased by $454 thousand in the first quarter of 2007 versus the comparable period a year ago. The Company’s effective tax rate was 31.7% in 2007 and 31.4% in 2006.
Commenting on the 2007 performance, Chairman and CEO Thomas F. Goldrick, Jr. stated, “During the past several months, the Company has been strengthened through an improved capital position, the settlement of the Island Mortgage litigation and the addition of Tom O’Brien to the executive management team. In the first quarter of 2007, competitive pricing pressures, along with an increased cost of funds, resulted in a reduction in our historically stable net interest margin. However, the growth rate of our loan portfolio remains solid. Management continues to conduct an extensive review of all business lines in an effort to improve operating efficiencies in addition to seeking revenue enhancement opportunities. During this difficult economic and highly competitive environment, we expect to implement strategies that build on our core strengths in order to improve future performance.”

Allowance for Loan and Lease Losses
As of March 31, 2007, the Company’s allowance for loan and lease losses amounted to $16 million or 1.62% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.67% at December 31, 2006 and 1.76% at March 31, 2006. The allowance as a percentage of non-accrual loans and leases amounted to 179% at March 31, 2007 versus 754% at December 31, 2006 and 355% at March 31, 2006.
Net charge-offs for the first three months of 2007 and 2006 were $1.9 million and $126 thousand, respectively. As a percentage of average total loans and leases outstanding, these charge-off totals represented 0.79% and 0.06% in 2007 and 2006, respectively. Based upon historical trends, inherent risk in the loan and lease portfolio, and the uncertain nature of the current economy, management anticipates incurring loan and lease charge-offs during the normal course of business.

Non-performing Assets
Non-performing assets are defined by the Company as non-accrual loans and leases and other real estate owned (“OREO”). Non-accrual loans and leases totaled $9 million (0.9% of loans and leases outstanding) at March 31, 2007, versus $2 million (0.2% of loans and leases outstanding) at December 31, 2006 and $5 million (0.5% of loans and leases outstanding) at March 31, 2006. The increase in non-accrual loans and leases at March 31, 2007 versus year-end 2006 and March 31, 2006 resulted from the addition of one commercial loan relationship to non-accrual status during the first quarter of 2007. This long-term relationship had been on our internal watch list for deteriorating credit conditions. The company abruptly ceased operations at quarter-end and the Bank is now in the process of liquidating its collateral positions. The Company held no OREO at March 31, 2007, December 31, 2006 or March 31, 2006.

Capital
Total stockholders’ equity was $106 million at March 31, 2007 and $59 million at March 31, 2006. The increase in stockholders’ equity is primarily due to the Company’s sale of 2.25 million shares of its common stock in December 2006, which increased capital by $36 million. The Company currently has outstanding $20 million in trust preferred securities that qualify as Tier I capital. During the first three months of 2007, the weighted average rate on the Company’s trust preferred securities was 8.51% versus 7.72% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceed all regulatory requirements at March 31, 2007. State Bank of Long Island’s Tier I leverage, Tier I risk-based and total risk-based capital ratios were 6.72%, 10.01% and 11.27%, respectively, at March 31, 2007. Each of these ratios is in excess of the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.
The Company declared a $0.15 per share cash dividend on its common stock during the first quarter of 2007, payable on April 9 to holders of record as of March 23, 2007.
The Company did not repurchase any of its common stock during the first quarter of 2007. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered on Long Island. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.
State Bancorp, Inc. has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.
State Bancorp, Inc.’s common stock trades under the symbol STBC on the NASDAQ National Stock Market.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2007 and 2006 (unaudited)

	Three Months
	2007	2006
Interest Income:
Interest and fees on loans and leases	$20,341,656	$17,836,714
Federal funds sold and securities
purchased under agreements to resell	1,260,641	675,535
Securities held to maturity:
Taxable	69,927	125,668
Securities available for sale:
Taxable	5,847,937	5,235,912
Tax-exempt	132,175	153,033
Dividends	29,750	19,125
Dividends on Federal Home Loan Bank
and other restricted stock	26,612	36,581
Total interest income	27,708,698	24,082,568

Interest Expense:
Deposits	12,326,783	8,264,840
Temporary borrowings	106,491	382,585
Subordinated notes	231,185	-
Junior subordinated debentures	454,991	415,220
Total interest expense	13,119,450	9,062,645

Net interest income	14,589,248	15,019,923
Provision for loan and lease losses	1,574,000	591,666
Net interest income after provision
for loan and lease losses	13,015,248	14,428,257

Non-interest Income:
Service charges on deposit accounts	590,321	626,420
Net security losses	(19,401)	(34,995)
Income from bank owned life insurance	278,136	232,115
Other operating income	507,428	652,527
Total non-interest income	1,356,484	1,476,067
Income before operating expenses	14,371,732	15,904,324

Operating Expenses:
Salaries and other employee benefits	7,506,139	6,149,331
Occupancy	1,317,492	1,241,326
Equipment	313,078	307,387
Legal	147,430	2,189,149
Marketing and advertising	448,751	337,265
Credit and collection	211,380	150,219
Audit and assessment	291,387	276,464
Other operating expenses	1,579,141	1,222,871
Total operating expenses	11,814,798	11,874,012

Income before income taxes	2,556,934	4,030,312
Provision for income taxes	810,234	1,263,965

Net Income	$1,746,700	$2,766,347

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2007 and 2006 (unaudited)

	2007	2006
Assets:
Cash and due from banks	$33,011,669	$43,455,139
Securities purchased under agreements to resell	-	13,000,000
Total cash and cash equivalents	33,011,669	56,455,139
Securities held to maturity (estimated fair value -
$2,428,180 in 2007 and $16,000,000 in 2006)	2,425,917	15,997,050
Securities available for sale - at estimated fair value	523,742,967	524,214,505
Total securities	526,168,884	540,211,555
Federal Home Loan Bank and other restricted stock	3,328,343	2,314,243
Loans and leases (net of allowance for loan and lease losses
of $16,038,244 in 2007 and $16,182,880 in 2006)	973,751,073	900,748,652
Bank premises and equipment - net	5,765,506	6,465,958
Bank owned life insurance	28,169,153	27,112,051
Net deferred income taxes	35,959,541	38,003,217
Other assets	22,008,323	19,540,969
Total Assets	$1,628,162,492	$1,590,851,784

Liabilities:
Deposits:
Demand	$312,254,206	$326,179,239
Savings	561,555,179	618,491,129
Time	545,289,102	456,029,073
Total deposits	1,419,098,487	1,400,699,441
Federal funds purchased	3,200,000	5,000,000
Other borrowings	36,049,770	14,095,782
Subordinated notes	10,000,000	-
Junior subordinated debentures	20,620,000	20,620,000
Accrued legal expenses	913,216	76,022,187
Accrued income taxes	9,809,820	-
Payable - securities purchases	-	5,000,000
Other accrued expenses and liabilities	22,473,406	10,460,114
Total Liabilities	1,522,164,699	1,531,897,524

Commitments and contingent liabilities

Stockholders' Equity:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 14,656,787 shares in 2007
and 12,075,379 shares in 2006; outstanding 13,669,135
shares in 2007 and 11,087,727 shares in 2006	73,283,935	60,376,895
Surplus	84,363,740	57,022,252
Retained deficit	(32,462,080)	(35,835,362)
Treasury stock (987,652 shares in 2007 and 2006)	(16,646,426)	(16,646,426)
Accumulated other comprehensive loss
(net of taxes of ($1,412,714) in 2007 and ($3,286,184) in 2006)	(2,541,376)	(5,963,099)
Total Stockholders' Equity	105,997,793	58,954,260
Total Liabilities and Stockholders' Equity	$1,628,162,492	$1,590,851,784

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three Months Ended March 31, 2007 and 2006 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months
	2007	2006
Selected Average Balances (1):
Total assets	$1,733,147	$1,616,922
Loans and leases - net of unearned income	$994,709	$902,936
Investment securities	$521,502	$540,052
Deposits	$1,549,957	$1,427,074
Stockholders' equity	$106,358	$58,646

Financial Performance Ratios:
Return on average assets	0.41%	0.69%
Return on average stockholders' equity	6.66%	19.13%
Net interest margin (FTE)	3.68%	4.06%
Operating efficiency ratio	72.95%	70.88%

Capital Ratios:
Tier I leverage ratio	6.32%	4.37%
Tier I risk-based capital ratio	9.42%	6.27%
Total risk-based capital ratio	11.54%	7.52%

Asset Quality Summary:
Non-accrual loans and leases	$8,965	$4,559
Other real estate owned	-	-
Total non-performing assets	$8,965	$4,559
Non-accrual loans and leases/total loans
and leases	0.91%	0.50%
Allowance for loan and lease losses/non-
accrual loans and leases	178.90%	354.97%
Allowance for loan and lease losses/total
loans and leases	1.62%	1.76%
Net charge-offs	$1,948	$126
Net charge-offs (annualized)/average
loans and leases	0.79%	0.06%

Common Share Data:
Average common shares outstanding (2)	13,548,051	11,082,408
Period-end common shares outstanding	13,669,135	11,087,727
Basic earnings per common share	$0.13	$0.25
Diluted earnings per common share	$0.13	$0.24
Book value per share	$7.75	$5.32
Cash dividends per share	$0.15	-

(1) weighted daily average balance for period noted
(2) amount used for earnings per common share computation

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$521,502	$6,118	4.76%	$540,052	$5,586	4.19%
Federal Home Loan Bank and other restricted stock	1,974	26	5.34	2,865	36	5.10
Federal funds sold	24,737	317	5.20	433	5	4.68
Securities purchased under agreements to
resell	72,200	944	5.30	63,328	671	4.30
Interest-bearing deposits	1,431	17	4.82	1,032	12	4.72
Loans and leases (3)	994,709	20,372	8.31	902,936	17,874	8.03
Total interest-earning assets	1,616,553	$27,794	6.97%	1,510,646	$24,184	6.49%
Non-interest-earning assets	116,594			106,276
Total Assets	$1,733,147			$1,616,922

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$624,521	$4,753	3.09%	$690,743	$4,154	2.44%
Time deposits	610,454	7,574	5.03	411,275	4,111	4.05
Total savings and time deposits	1,234,975	12,327	4.05	1,102,018	8,265	3.04
Federal funds purchased	1,378	19	5.59	7,200	83	4.68
Other borrowed funds	5,966	87	5.91	26,355	300	4.62
Subordinated notes	10,000	231	9.37	-	-	-
Junior subordinated debentures	20,620	455	8.95	20,620	415	8.16
Total interest-bearing liabilities	1,272,939	$13,119	4.18%	1,156,193	$9,063	3.18%
Demand deposits	314,982			325,056
Other liabilities	38,868			77,027
Total Liabilities	1,626,789			1,558,276
Stockholders' Equity	106,358			58,646
Total Liabilities and Stockholders' Equity	$1,733,147			$1,616,922
Net interest income/margin (FTE)		$14,675	3.68%		$15,121	4.06%
Less tax-equivalent basis adjustment		(86)			(101)
Net interest income		$14,589			$15,020

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $56 and $64 in 2007 and 2006, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $30 and $37 in 2007 and 2006, respectively.